Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Kate Patterson	Jennifer Culter
Websense, Inc.	Websense, Inc.
(858) 320-8072	(858) 320-9511
kpatterson@websense.com	jculter@websense.com

NEWS RELEASE

Websense Announces Resignation of Curtis H. Staker

Company confirms billings, revenue and earnings guidance for third quarter

SAN DIEGO, September 1, 2005—Websense, Inc. (NASDAQ: WBSN) today announced that Curtis H. Staker has resigned his position as president of the company, effective immediately, to become the chief executive officer of privately held GFI Software. John Carrington will resume the role of president, a position he held until January 2003, in addition to his current responsibilities as chairman and chief executive officer.

Additionally, Websense announced that it is confirming its expectations for the third quarter of 2005 for billings in the range of $47 to $48 million, revenue in the range of $37.5 to $38 million and approximately 38 cents per diluted share in earnings. This guidance was initially provided on July 26, in a press release announcing second quarter 2005 financial results.

“In his four years with Websense, Curt has successfully directed our sales, marketing and technical support areas through an important phase in our corporate development, and he leaves an experienced team in place for each of these customer-facing functions. I remain confident in the ability of our management and employees to meet our third quarter objectives and drive the company forward as we launch new products and initiatives later this year and in 2006,” commented John Carrington. “We wish Curt and his family the very best as he assumes his new responsibilities at GFI in North Carolina.”

Management will be participating in the Eighth Annual Kaufman Brothers Investor Conference in New York on Wednesday, September 7, at 3:00 p.m. Eastern Daylight Time.  The audio portion of the presentation will be webcast live and archived for a period of two weeks, and is available to the general public at www.websense.com/investors.

Non-GAAP Financial Measures

This press release includes financial measures for billings that are not numerical measures that can be calculated in accordance with generally accepted accounting principles (GAAP). Websense has provided this measurement in press releases reporting financial performance, presently and in the past, because this measurement provides a consistent basis for understanding the company’s sales activities in the current period. The company believes the billings measurement is useful to investors because the GAAP measurements of revenue and deferred revenue in the current period include subscription contracts commenced in prior periods. A reconciliation of historical billings, revenue and deferred revenue is available in the investor section of the company’s website at http://www.websense.com/investors.

About Websense Inc.

Websense, Inc. (NASDAQ: WBSN), the world’s leading provider of employee internet management solutions, enables organizations to optimize employee use of computing resources and mitigate new threats related to internet use including instant messaging, peer-to-peer, and spyware. By providing usage policy enforcement at the internet gateway, on the network and at the desktop, Websense products enhance productivity and security, optimize the use of IT resources and mitigate legal liability for our customers. For more information, visit www.websense.com.

© 2005, Websense, Inc. All rights reserved. Websense and Websense Enterprise are registered trademarks of Websense, Inc. in the United States and certain international markets. Websense has numerous other unregistered trademarks in the United States and internationally. All other trademarks are the property of their respective owners.

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Websense’s results to differ materially from historical results or those expressed or implied by such forward-looking statements.  All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” “guidance” and similar words.  These statements may include, among others, plans, strategies and objectives of management for future operations; any statements regarding proposed new products, services or developments; any statements regarding future economic conditions or financial or operating performance, including estimates of billings and revenue and other guidance; statements or inferences regarding the impact of management departure; statements of belief and any statements of assumptions underlying any of the foregoing.  The potential risks and uncertainties which contribute to the uncertain nature of these statements include, among others, customer acceptance of the company’s services, products and fee structures; the success of Websense’s brand development efforts; the volatile and competitive nature of the Internet industry; changes in domestic and international market conditions and the entry into and development of international markets for the company’s products; risks relating to intellectual property ownership; changes in estimated amounts based on the review and audit of Websense’s financial statements by its independent auditors; and the other risks and uncertainties described in Websense’s public filings with the Securities and Exchange Commission, available at (<http://www.sec.gov>).  Websense assumes no obligation to update any forward-looking statement to reflect events or circumstances arising after the date on which it was made.